UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AIM ImmunoTech Inc.

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AIM ImmunoTech Rejects Director Nomination Notice from Activist Group Due to Numerous Material Defects, Omissions and False and Misleading Statements

Group Seeking to Take Control of 75% of AIM Board Failed to Properly Disclose Myriad Interconnections, Understandings and Arrangements Among Its Members – Violating the Company’s Bylaws and Preventing Shareholders from Being Able to Make Fully Informed Decisions

Group’s Members Include the Same Troubling Individuals Who Unsuccessfully Attempted to Take Over the AIM Board in 2022

Campaign Appears Partially Designed to Force AIM Shareholders to Foot the Bill for Activist Group’s Millions of Dollars of Unpaid Expenses from Unsuccessful 2022 Campaign

Activist Group Not Entitled to Nominate Board Candidates for AIM’s 2023 Annual Meeting

OCALA, Fla., August 23, 2023 — AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced that, after careful deliberation, its Board of Directors (the “Board”) unanimously concluded that the notice (the “Notice”) submitted by Ted D. Kellner purporting to nominate himself, Robert L. Chioini and Todd Deutsch for election to the Company’s Board at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”) fails to comply with the Company’s Bylaws (the “Bylaws”) and is invalid.

In light of this conclusion, and given AIM’s nomination deadline has passed, Kellner may not nominate any candidates for election to the Board at the 2023 Annual Meeting. Accordingly, the Company will not recognize the nominations of Chioini, Deutsch and Kellner, and any proxies submitted or votes cast for the election of these individuals will be disregarded.

A copy of AIM’s letter to Kellner detailing the deficiencies in the Notice (the “Deficiency Letter”) will be filed with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K today.

The 2022 Activism Group Campaign

Several individuals referenced in Kellner’s Notice – including Jonathan T. Jorgl, Walter I. Lautz, Michael Rice, Franz N. Tudor and Michael J. Xirinachs – together with Chioini, Deutsch and Kellner (collectively, the “Activist Group” or the “Group”), have been engaged in a multi-year effort to disrupt AIM’s business and take over the Board. As a reminder, last year, the Group – with Jorgl as the face of the effort – made a failed attempt to nominate a control slate of director candidates at the Company’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). As was confirmed in litigation last year, Tudor (and possibly other members of the Activist Group) even used “burner” accounts with fake names on retail stock message boards to disparage the Company – apparently, in AIM’s view, to drive down its stock price – while members of the Group were trading AIM stock. The Group also attempted to conceal Tudor’s and Xirinachs’ significant roles in orchestrating the effort to gain control of AIM’s Board. Tudor has been convicted of insider trading and Xirinachs has recently pled guilty to wire fraud.

Ahead of the 2022 Annual Meeting, the Board unanimously determined that the Group’s director nominations did not comply with AIM’s Bylaws and were invalid. After Jorgl, funded by Chioini and Xirinachs, initiated litigation contesting the Board’s determination, the Delaware Court of Chancery found in the Company’s favor, denying Jorgl’s motion to require the Board to accept his director nominations. In its ruling, the Court noted that Jorgl failed to disclose arrangements and understandings among the “web of individuals” behind the Group’s efforts and stated that the evidence indicated that Jorgl’s nomination notice “was – at best – misleading.”

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The 2023 Activist Group Campaign

The Bylaws exist for the protection of all shareholders. They require disclosures about nominating shareholders, director candidates and related parties and arrangements so the Board can assess nominations and make voting recommendations based on complete, truthful information – allowing shareholders to make well-informed choices about which nominees to support.

The Notice fails to satisfy many of these requirements. As outlined in detail in the Deficiency Letter, among other items, the Notice omits and misrepresents critical information about a range of interconnections between, and agreements, arrangements and understandings among, members of the Activist Group. In addition, the Notice includes materially false information regarding the nominees’ qualifications and experience, and fails to provide material information including with respect to related parties, ownership information, and other items required under the federal proxy rules.

The Notice’s failures appear, in the Board’s view, designed to mislead AIM’s shareholders and deprive them of information needed to make fully informed decisions. In addition, the Notice reveals that the Activist Group may have ulterior motives in their nominations this year: Chioini and Xirinachs are jointly responsible for litigation costs stemming from their attempted proxy contest at the 2022 Annual Meeting and Jorgl’s unsuccessful litigation and still owe the Group’s law firm (in addition to certain other advisors) a net amount of $1.3 million out of their $2 million bill, even as litigation expenses “continue to accrue.” The Notice acknowledges that, if elected, Chioini will continue to seek reimbursement of his and Xirinachs’ expenses from 2022 – likely over $2 million – with AIM shareholders footing the bill. The Notice also states that the Group would seek reimbursement for its proxy fight efforts this time around as well.

Thomas K. Equels, M.S., J.D., Executive Vice Chairman of the Board, CEO & President, issued the following statement:

It is deeply troubling that this Activist Group is again seeking to benefit itself at the expense of other shareholders. This year’s Group is the same cast of characters who tried and failed to seize control of the Board at the 2022 Annual Meeting. Given the litany of disturbing facts that came to light last year about its members, the Activist Group’s attempt at a “round two” is utterly perplexing. The Group’s launching of another costly and distracting proxy contest demonstrates that they do not care about the best interests of all shareholders.

Based on the facts we have seen, we believe that the Activist Group is motivated by its desire to force the Company to reimburse its members for expenses. Put another way, the Group is seemingly trying to gain control of the Board so it can force AIM shareholders to pick up the entire multi-million-dollar tab for its unsuccessful 2022 proxy contest and litigation, as well as its 2023 campaign.

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AIM remains dedicated to delivering value for shareholders and to serving the patients for whom the Company is working to bring new therapies to market to address a range of life-threatening cancers and debilitating immune disorders and viral conditions (including Long COVID) – most notably by repurposing its lead drug, Ampligen. The Company is building on substantial momentum in recent years, as well as its ability to accomplish the future clinical milestones it expects to achieve during the remainder of 2023.

To that end, AIM has a focused Board whose members possess the right mix of experience and expertise to effectively oversee the Company and its strategy. In March 2023, the Company added Nancy Bryan as an additional independent director. Ms. Bryan is a pharmaceutical industry veteran who brings deep commercial, marketing, business development and corporate finance expertise. She complements the strong and relevant pharmaceutical, financial and legal experience of AIM’s other directors. The Company continues to seek an additional independent director who would add diverse and independent perspectives to the Board.

AIM remains open to engaging constructively with all shareholders and values their input. The Company’s recommended slate of nominees for election to the Board at the Annual Meeting will be included in proxy materials to be filed with the SEC. Shareholders do not need to take any action at this time.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

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Important Information

The Company intends to file with the SEC a proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Company’s 2023 Annual Meeting. Details concerning the nominees of the Company’s Board for election at the 2023 Annual Meeting will be included in the Company’s proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain a copy of the Company’s proxy statement, any amendments or supplements thereto and other documents filed by the Company free of charge from the SEC’s website, www.sec.gov. Copies of these materials will also be available free of charge on AIM’s Investor Relations website at https://aimimmuno.com/sec-filings/.

Participants in the Solicitation

The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from stockholders in respect of the 2023 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023. To the extent holdings of such participants in the Company’s securities have changed since the amounts described in Form 10-K for the year ended December 31, 2022, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the identity of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC by the Company, if and when they become available.

Contacts:

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com

OR

Longacre Square Partners

Joe Germani / Dan Zacchei

AIM@longacresquare.com

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On August 23, 2023, the following message was posted to StockTwits and Yahoo! Finance on behalf of AIM ImmunoTech Inc.:

“Today, AIM ImmunoTech ($AIM) announced that its Board of Directors has determined that the nomination notice from the Activist Group seeking to take control of the Board is invalid due to its failure to comply with the Company’s Bylaw requirements. The Company’s Bylaws exist to protect all shareholders.

Read the full press release here: https://www.businesswire.com/news/home/20230823213954/en/AIM-ImmunoTech-Rejects-Director-Nomination-Notice-from-Activist-Group-Due-to-Numerous-Material-Defects-Omissions-and-False-and-Misleading-Statements”